Exhibit 10.1

PARTICIPATION AND
EXCLUSIVITY AGREEMENT

This PARTICIPATION AND EXCLUSIVITY AGREEMENT (the “Agreement”) is made among Amerpro Industries US Ltd. (the “Participant”), a wholly owned subsidiary of Amerpro Industries, Inc. (the “Parent”), Gulf Western Petroleum Corporation (“GWPC”) and Caskids Operating Company (“Operator”) and is effective June 10, 2008 (the “Effective Date”).  Participant and GWPC are each a “Party” and collectively “Parties”.  In addition to granting an exclusive option to Participant to participate in drilling on the Lease, this Agreement sets forth the terms, conditions, and consideration of Participant for its evaluation of: (a) GWPC’s interests in and to that certain oil, gas and mineral lease (the “Lease”) covering certain lands (the “Prospect Area”) located in Wharton County, Texas, as described on the attached Exhibit “A”; (b) the Lease; and (c) title to the Prospect Area, and its subsequent participation in the drilling and completion of certain oil and/or gas wells upon the Prospect Area.

Subject to the terms and conditions set forth herein, GWPC hereby grants to Participant the exclusive right to conduct due diligence and to elect to participate in drilling opportunities on the Lease.  This exclusive right shall be in effect from the Effective Date until 5 pm August 1, 2008 (the “Exclusivity Period”).

Upon Closing, this Agreement shall govern the drilling and development of the Anderson No. 1, Anderson No. 2, Anderson No. 3 and Anderson No. 4 wells (each a “Prospect Well” and collectively, the “Prospect Wells”) within the Prospect Area.

ARTICLE 1

EXCLUSIVITY PERIOD AND DUE DILIGENCE

Payment of Deposit

1.1                   Subject to the terms and provisions of this Agreement, Participant shall deliver to GWPC a deposit subject to the following terms and conditions  (the “Deposit”).  Upon execution of this Agreement, Participant shall pay to GWPC  the amount of one hundred thousand dollars ($100,000) and this shall be referred to as the “Initial Deposit”.  Before Closing (as defined below), Participant shall use best efforts to attempt to pay to GWPC an additional payment  in the amount of one hundred fifty thousand dollars ($150,000) and this additional payment shall be referred to as the “Additional Deposit” and together with the Initial Deposit shall be referred to as the “Deposit”.  Each such payment shall be by wire transfer to an account nominated by GWPC or otherwise in immediately available funds.  In the event  the Additional Deposit is not paid prior to Closing,  this Agreement shall not terminate and the amount of the Prospect Generation Fee shall not be reduced by the amount of the Additional Deposit..

Right to Conduct Due Diligence

1.2                   Subject to the timely receipt of the entire Deposit, during the Exclusivity Period, GWPC hereby grants to Participant the exclusive right to conduct due diligence as to GWPC’s title in and to the Lease and Prospect Area and the sufficiency of the terms and conditions of the Lease and to elect to participate in drilling opportunities on the Lease.

Access to Records

1.3                   During the Exclusivity Period, GWPC will provide and make available to the Participant, upon request, all of its records relating to the Lease and the Prospect Area, inclusive of all oil and gas leasehold documentation, all title information including title opinions or landman runsheets, and, subject to any applicable licensing restrictions, all geophysical data as reasonably requested by Participant in order to assist Participant in the performance of its due diligence on the Lease and the Prospect Area.  Participant shall also have access during normal business hours to all such information at GWPC’s office in Houston, Texas.  Participant understands and agrees that all such records and other information provided pursuant to this Agreement are material non-public information (“Confidential Information”) and are being disclosed to Participant in strict confidence and shall not be copied or distributed to any third parties without the prior written consent of GWPC.  Notwithstanding anything to the contrary in this Agreement, such duty of confidentiality shall survive the termination of this Agreement for a period of three (3) years.

NI-51-101

1.4                   Participant acknowledges that it has received, reviewed and analyzed the National Instrument 51-101 Evaluation “Oil and Natural Gas Reserves Oakcrest Prospect, Wharton County Texas”, dated September 1, 2007, as prepared by MHA Petroleum Consultants for GWPC (the “NI 51-101”).

Defects

1.5                   By written notice(s) delivered to GWPC by July 1, 2008, (each a “Defect Notice”) Participant may notify GWPC of the existence of any matter that it reasonably believes constitutes a Defect.  With the exception of the Special and Limited Warranty (as defined herein), Participant hereby waives any Defects not addressed in timely delivered Defect Notices.  A “Defect” includes:

(a)           failure of GWPC to have good and defensible title in and to 95.75% working interest, with royalty burdens totalling no greater than 28.0% in the Lease without reduction, suspension or termination of such interest throughout the productive life of the Lease, it being understood and acknowledged that the outstanding 4.25% working interest is a carried working interest held by Caskids in the amount of 3.50% and Ben Carter, an individual, in the amount of 0.75%;

(b)           failure of GWPC to own such interests in the Lease free and clear of any liens or encumbrances, other than those liens described on the attached Exhibit “C” in favor of Metage Funds Limited and NCIM Limited (the “Permitted Encumbrances”);

(c)           failure of the Lease to cover 100% of the mineral rights as to oil and gas in the lands and depths described therein, free and clear of any liens or encumbrances, without reduction, suspension or termination throughout the productive life of the Lease; and

(d)           failure of the Lease, and subsequent conveyances, to grant to GWPC the exclusive right to operate for, explore, drill and produce 100%  of the oil and gas on the Prospect Area.

Right to Cure Defects

1.6                   GWPC shall have the right to cure any Defect prior to Closing.  In the event GWPC is unable to cure any Defect prior to Closing, Participant shall have the right to terminate this Agreement.

Pre-Closing Obligations of GWPC Regarding the Lease

1.7                   During the Exclusivity Period, GWPC shall (except as otherwise provided in this Agreement):

(a)           maintain and keep the Lease in full force and effect; and

(b)           pay timely any costs and expenses incurred in connection with the Lease.

Refraining from Certain Actions

1.8                   During the Exclusivity Period, GWPC shall refrain from taking any of the following actions without the prior consent of Participant (which consent shall not be unreasonably withheld):

(a)           sell, assign, lien or encumber any interest in the Lease or Prospect Area;

(b)           voluntarily waive or release any material rights with respect to any Lease or voluntarily permit the Lease to lapse or expire;

(c)           enter into any contract requiring expenditure or for the sale or other disposition, or any call or option for such purchase, of hydrocarbons to be produced from the Lease;

(d)           supplement, modify or amend in any material respect the Lease;

(e)           commence any drilling, reworking, completion or similar operations on the Lease; or

(f)            commit to do any of the foregoing.

ARTICLE 2

CLOSING

Conditions to GWPC’s Obligations to Close

2.1                  GWPC’s obligation to close is subject to the waiver by GWPC or satisfaction of the following conditions at or before Closing:

(a)           the representations and warranties of Participant and Parent contained herein shall be true and correct in all material respects at the Closing as though made at and as of the Closing;

(b)           participant shall have performed and satisfied in all material respects the obligations, covenants and agreements required hereunder to be performed and satisfied by Participant at or before the Closing; and

(c)           no suit, action or other proceeding by a governmental authority or other third person shall be pending or threatened that seeks substantial damages from GWPC in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of, the transactions contemplated by this Agreement.

Conditions to Participant’s Obligations to Close

2.2                   Participant’s obligation to close is subject to the waiver by Participant or satisfaction of the following conditions at or before Closing:

(a)           the representations and warranties of GWPC contained herein shall be true and correct in all material respects at the Closing as though made at and as of the Closing;

(b)           GWPC shall have performed and satisfied in all material respects the obligations, covenants and agreements required hereunder to be performed and satisfied by GWPC at or before the Closing;

(c)           no suit, action or other proceeding by a governmental authority or other third person shall be pending or threatened that seeks substantial damages from Participant in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of, the transactions contemplated by this Agreement;

(d)           all Defects which are the subject of timely Defect Notices have been cured to Participant’s reasonable satisfaction, exercised in good faith, or waived by Participant in writing;

(e)           all liens (excluding the Permitted Encumbrances) covering or affecting the Lease have been released or at Participant’s sole discretion, subordinated to the rights of Participant herein; and

(f)           all consents to assign affecting the Lease or the transfer of interests to Participant as contemplated herein, or to otherwise enter into this Agreement, shall have been obtained.

Closing

2.3                  The Closing shall be held at 10:00 a.m. in the registered offices of the GWPC on August 1, 2008, or at such other date or time, or in such other location, as GWPC and Participant may mutually agree in writing (the “Closing”).  Each Party’s obligations at Closing are each a condition precedent to the other’s obligations at Closing and each shall be deemed to have occurred simultaneously.

ARTICLE 3

PROSPECT GENERATION FEE

Payment of Fees

3.1                  At Closing, Participant shall pay to GWPC by wire transfer or other immediately available funds the amount of one million two hundred thousand dollars ($1,200,000) (the “Prospect Generation Fee”), less the amount of Deposit paid by Participant (which sum is referred to as the “Closing Amount” in consideration of GWPC’s geological and geophysical interpretations, seismic data, leasehold and data acquisition costs and administrative expenses relative to the Prospect Area and the right to participate in the Prospect Wells.

3.2                  At Closing, the Releases (as defined below) and the Closing Amount shall be delivered to an escrow agent agreed upon by Participant and GWPC. The escrow agent shall hold such items in escrow until the Option Fee has been received by Metage Funds Limited and NCIM Limited. Upon delivery of the Option Fee, Participant and GWPC shall instruct the escrow agent to deliver the Releases to Participant and the Closing Amount to GWPC. Any fees or expenses charged by the escrow agent shall be borne equally by Participant and GWPC.

ARTICLE 4

TERMINATION

Right of Early Termination

4.1                  This Agreement may be terminated at any time at or before Closing by notice given at or before the Closing:

(a)           by mutual written consent of GWPC and Participant;

(b)           by GWPC if any of the conditions in Section 2.1 has been neither waived by GWPC nor satisfied by the time of the Closing;

(c)           by Participant if any of the conditions in Section 2.2 has been neither waived by Participant nor satisfied by the time of the Closing; or

(d)           by Participant in its sole discretion.

Effect of Termination

4.2                   If this Agreement is terminated pursuant to Section 4.1, this Agreement shall become void and of no further force or effect except as set forth herein.  Participant and Parent agree that neither Participant, Parent nor any of either of their affiliates, representatives or agents shall, for a period of one year from the date of such termination, acquire, directly or indirectly, any interest in and to the Lease or any acreage covered thereby, including without limitation any replacement lease, lease renewal, top lease, option, purchase agreement or other arrangement.  In the event Participant or Parent or any of either of their affiliates, representatives or agents should acquire such an interest in contravention of this Section 4.2, the interest so acquired shall, at GWPC’s option be conveyed to GWPC free and clear of any liens and encumbrances and at no cost to GWPC.  Further, but without limiting the foregoing, in the event this Agreement is terminated pursuant to Section 4.1, the Parties agree that if:

(a)           GWPC terminates this Agreement in accordance with Section 4.1(b) or Participant terminates this Agreement in accordance with Section 4.1(d) (provided that the provisions of Section 4.1(a), and 4.1(c) are inapplicable), GWPC shall accept the Deposit (with all interest accrued thereon) as liquidated damages and as its sole and exclusive legal and equitable remedy for Participant’s failure to perform and neither Party shall have any further liability or obligation to the other.  The Parties acknowledge and stipulate that, by executing this Agreement, GWPC loses substantial investment opportunity to market the Lease to third persons during the Exclusivity Period; that damages for Participant’s failure to satisfy the conditions in Article 3 (as well as the value of GWPC’s investment opportunities without this Agreement) are difficult or incapable of accurate estimation and that the Deposit (with all interest accrued thereon) is a reasonable forecast of just compensation for any harm that might be caused by Participant’s breach; or

(b)           the Parties jointly terminate this Agreement under Section 4.1(a), or Participant terminates this Agreement in accordance with Section 4.1(c), then the Deposit (with all interest accrued thereon) shall be refunded to Participant and neither Party shall have any further liability or obligation to the other.

ARTICLE 5

TITLE OPINION

Delivery of Title

5.1                   Prior to the issuance of the AFE for the Initial Well, GWPC hereby agrees to have or cause to have the title for the drill site for the Initial Well examined by an oil and gas title attorney and to provide Participant with a photocopy of said drill site title opinion.  GWPC agrees that if, in the opinion of such attorney, GWPC does not own free and clear of any liens (other than Permitted Encumbrances), 95.75% Working Interest and 72% Net Revenue Interest in the Lease and/or the Lease does not cover 100% of the mineral rights as to oil and gas in the lands being examined, then Participant in its sole discretion may elect to terminate this Agreement.

ARTICLE 6

AFE AND DRILLING

Delivery of AFE

6.1                   GWPC shall deliver to Participant an Authority for Expenditure (“AFE”) for the dry hole costs of the Anderson No. 1 Well, (the “Initial Well”) on or before July 15, 2008.  Each AFE prepared by the Operator shall be a good faith estimate of the dry hole costs to drill a Prospect Well at a mutually acceptable location to a total depth of 14,000 feet below the surface of the earth or such shallower depth as the Parties may mutually select (“Objective Depth”).  Each subsequent AFE for a Prospect Well shall be delivered to Participant at least thirty (30) days prior to the proposed spud date for such well.

Payment of AFE for Initial Well

6.2                   Payment of the dry hole costs as reflected in an AFE for the Initial Well shall be due and payable to Operator at Closing.  Should Participant not timely make remittance of the dry hole costs as set forth in the AFE for the Initial Well, this Agreement shall, at the option of GWPC, be terminated in its entirety pursuant to Section 4.1(b).

Delivery of Subsequent AFE

6.3                   No AFE for a subsequent Prospect Well shall be delivered to Participant until at least fifteen (15) days after the prior Prospect Well (or any Replacement Well, as defined herein) has been completed or plugged and abandoned.

Payment of AFE for Subsequent Wells

6.4                   Participant shall make remittance of the dry hole costs (as set forth in the applicable AFE) for subsequent Prospect Wells within thirty (30) days of receipt of the applicable AFE.  If Participant fails to make such payment to Operator within five (5) business days after receipt of a notice from GWPC of failure to timely pay such costs, Participant shall forfeit all interest in and to the subject Prospect Well, the right to participate in any future Prospect Wells and all unearned acreage covered by the Lease and Participant shall retain its rights in Prospect Wells for which Participant paid the dry hole costs as set forth in the applicable AFE and the acreage earned or that may be earned by such wells.  Provided that GWPC is not in material breach of its representations or obligations hereunder, Participant shall not be entitled to any refund of any portion of the Prospect Generation Fee.

Costs to Reach Objective Depth

6.5                   For each Prospect Well, the Participant shall be responsible for 100% of all costs, expenses or services necessary to reach Objective Depth.  These costs include, but are not limited to the following:

(a)           the staking of locations, building of roads and performance of operations necessary for the preparation of the drill site;

(b)           the furnishing of a suitable drilling rig;

(c)           paying for all surface or crop damage to the landowners associated with the drilling and/or completion of the wells;

(d)           providing all water, fuel and chemicals needed to drill the wells to Objective Depth in a prudent manner;

(e)           providing open-hole logs, necessary to evaluate the Prospect Wells in a prudent manner to the Objective Depth, in order to obtain sufficient information to determine whether or not casing should be set and a completion attempt should be made;

(f)            plugging and abandonment of any of the Prospect Wells if a dry hole, including backfilling of all pits and restoration of the surface;

(g)           the cost of any additional open-hole evaluation, sidewall coring, formation testing, and sidewall core evaluation;

(h)           the cost of fuel, mud and chemicals, if any are required, after running the open-hole logs to surface;

(i)            rig time for any of the above, at the contractor’s day rate; and

(j)            such other costs attributable to the Prospect Well prior to reaching the Objective Depth which are chargeable to the joint account as set forth in the COPAS accounting procedures attached to the JOA.

Proceeding with Prospect Well

6.6                   After a Prospect Well has been drilled to the Objective Depth and the log(s) and test(s) identified in the AFE have been run, the Operator shall advise Participant as to whether it recommends attempting a completion or plugging and abandoning such well.

Completion Costs for Prospect Wells

6.7                   If the Operator proposes a completion of a Prospect Well pursuant to Section 6.6, and Participant elects to participate in such completion attempt, Participant shall be responsible for 100% of all costs and expenses related to such completion attempt.

Forfeiture by Participant in Prospect Well

6.8                   If the Participant elects not to participate in such attempted completion operations, Participant shall forfeit all right, title and interest in and to the Lease and such Prospect Well and all future Prospect Wells to GWPC.

Retaining Interest in Prior Prospect Wells

6.9                   Notwithstanding Section 6.8, should Participant elect not to participate in such a completion attempt, it shall be entitled to retain its interests in and to any prior Commercial Wells (as defined below) and shall be entitled to retain the acreage allocated to the proration unit for each such Commercial Well, or if no proration unit has been designated for such Commercial Well, then forty (40) acres in the form of a square with such Commercial Well as its center (if such configuration is not possible or practicable, then such forty (40) acres in as nearly the form of a square as possible under the circumstances).

No Release for Prior Wells

6.10                 Nothing in Sections 6.6 to 6.9 of this Agreement shall be construed as releasing Participant from any liability for plugging and abandonment, environmental damages, or other liability that arose from operations conducted upon the Lease for any wells in which the Participant participated pursuant to this Agreement, prior to the relinquishment of Participant’s interest.

P&A Costs If Participant Elects Non-Completion of Prospect Well

6.11                 If Participant elects not to participate in such a completion attempt, and GWPC attempts such completion, GWPC shall assume responsibility for 100% of the plugging and abandonment costs of such well and agrees to defend, hold harmless and indemnify Participant in connection with same.

Proceeding with Dry Hole or Lost Prospect Well

6.12                 In the event that a Prospect Well is deemed by the Operator (provided such decision is reasonable and in good faith) to be a dry hole, or is lost at any depth by reason of any accident or casualty, or igneous rock or other impenetrable substances are encountered, or loss of circulation or other conditions which would render further drilling impracticable by methods currently in general use in the oil and gas industry, Participant may elect one of the following options:

(a)           to plug and abandon the Prospect Well and not commence drilling a Replacement Well; or

(b)           to plug and abandon the Prospect Well and commence a replacement well (“Replacement Well”) on the Prospect Area within sixty (60) days after plugging and abandonment of the original Prospect Well.

Replacement Well

6.13                 If, pursuant to Section 6.12(b), the Parties decide to drill a Replacement Well, a new AFE will be provided and Participant will be responsible for all costs related to the drilling and completion of the Replacement Well in the same manner as any Prospect Well as provided in this Article 6.

Election Not to Participate in Replacement Well

6.14                 Should Participant elect not to participate in a Replacement Well as set out in Section 6.12(a) above, then such Prospect Well shall be plugged and abandoned at Participant’s sole cost and expense.  Notwithstanding the foregoing, should Participant elect not to participate in such a Replacement Well and GWPC elects to commence such a Replacement Well, Participant shall forfeit all rights in and to such Replacement Well.  Participant shall remain responsible for all costs of plugging and abandoning the original Prospect Well, but Participant shall have no obligations or liability with respect to such Replacement Well, and GWPC shall defend, hold harmless and indemnify Participant in connection with same.

Retaining Interest in Prior and Future Prospect Wells

6.15                 Notwithstanding Section 6.14, if the Participant elects not to participate in a Replacement Well, Participant shall:

(a)           be entitled to retain its interests in and to any prior Commercial Wells (as defined below) and the acreage allocated to the proration unit for each such Commercial Well, or if no proration unit has been designated for such Commercial Well, then forty (40) acres in the form of a square with such Commercial Well as its center (if such configuration is not possible or practicable, then such forty (40) acres in as nearly the form of a square as possible under the circumstances), and

(b)           retain the right to participate in all future Prospect Wells.

Completion and Pipeline/Gathering Line Costs

6.16                 Unless otherwise agreed to in writing by both Parties, or unless Participant has forfeited its rights and interests in and to a given Prospect Well, Participant agrees to pay 100% of completion and pipeline/ gathering line interconnection costs for each Prospect Well within thirty (30) days of receiving a cash call(s) from the Operator.  Failure to timely pay to the Operator pipeline/ gathering line interconnection costs following notice of non-payment from GWPC and failure to cure such non-payment within five (5) days of such notice will result in Participant forfeiting the entirety of its interest in the Prospect Well being connected, any future Prospect Wells and  unearned acreage covered by the Lease.  Notwithstanding the foregoing, should Participant not make such payment, it shall be entitled to retain its interests in and to any prior Commercial Wells and shall be entitled to retain the acreage allocated to the proration unit for each such Commercial Well, or if no proration unit has been designated for such Commercial Well, then forty (40) acres in the form of a square with such Commercial Well as its center (if such configuration is not possible or practicable, then such forty (40) acres in as nearly the form of a square as possible under the circumstances).  Participant agrees to execute such documents and assignments as may be reasonably requested by GWPC and Operator, including amendment of this Agreement and the JOA to reflect the Participant’s forfeiture of any Prospect Wells.

ARTICLE 7

JOINT OPERATING AGREEMENT

Execution of Operating Agreement

7.1                  At Closing, the Parties shall execute a Standard A.A.P.L. Form 610 - 1989 Revised Model Operating Agreement, substantially identical in form to that form attached to this Agreement and made a part hereof as Exhibit “B” (the “JOA”).  The JOA shall be executed by the Operator and shall be executed by GWPC, Ben Carter and Participant as non-operators.  It is hereby agreed that the JOA will cover the Lease and all oil and/or gas operations on the Prospect Area that are associated with Participant’s participation in the Prospect Wells.  If any provision of the JOA and this Agreement conflict, the terms and provisions of this Agreement shall prevail.

Appointment of Manager

7.2                   For purposes of day-to-day management and direction of the Operator, GWPC agrees and consents to serve as the Managing Non-Operator, and will be paid a fee, payable from the joint account of no more than $100 per month for serving in such capacity.

Responsibilities of Manager

7.3                   In its capacity as Managing Non-Operator, GWPC agrees to manage the commercial activities of the Prospect Wells, including but not limited to, the marketing of the oil and/or gas production, and the negotiation of and entry into commercial agreements for the purchase and sale of production and any associated processing, gathering and/or transportation.  GWPC shall use its commercially reasonable efforts to discharge its duties as Managing Non-Operator, and shall not be the agent of Participant.  The Parties hereby stipulate and agree that no agency or fiduciary duty has been or will be established hereby.

Limitations of GWPC’s actions

7.4                   Except as set forth herein, GWPC shall refrain from taking any of the following actions without the prior consent of Participant (which consent shall not be unreasonably withheld):

(a)           sell, assign, lien or encumber any interest in the Lease or Prospect Area; or

(b)           voluntarily waive or release any material rights with respect to any Lease or voluntarily permit the Lease to lapse or expire.

ARTICLE 8

ASSIGNMENT

Assignment of Leasehold Interest

8.1                   Provided that a Prospect Well is completed and is capable of producing in paying quantities (a “Commercial Well”) and provided Participant has timely and completely paid all costs associated with the drilling, completion and pipeline interconnection costs of such Commercial Well (either actual costs or as estimated in an AFE), within ten (10) days of the completion of the well, GWPC will execute and deliver to Participant, or its designee, a recordable assignment, effective as of the date of first production, of an undivided 86.175% Working Interest with a Net Revenue Interest of  62.046% in the subject Commercial Well (“Assignment”).  Said Assignment will cover only the wellbore and the acreage which is allocated to the proration unit for the Commercial Well as to all depths.  If no proration unit has been designated for the Commercial Well, the acreage so assigned shall be forty (40) acres in the form of a square with the Commercial Well as its center (if such configuration is not possible or practicable, then such forty (40) acres in as nearly the form of a square as possible under the circumstances).  In the event GWPC owns less than 95.75% of the working interest in and to the interests so assigned, and such Defect has been waived by Participant, the interest assigned to Participant shall be proportionately reduced.  Each such assignment will be AS IS, WHERE IS, without warranty of any kind, either express or implied, except as to title to the assigned working interest and net revenue percentages, which shall be by, through and under GWPC (“Special and Limited Title Warranty”) and not otherwise.  GWPC shall obtain all necessary consents to assign in connection with each Assignment.

Back-In After Payout

8.2                   Each Assignment shall grant GWPC the right receive, on a well-by-well basis, an assignment of an additional undivided fifteen percent (15%) of 8/8ths working interest with a Net Revenue Interest of 10.8% in and to the Commercial Well and associated acreage after payout from production revenues of 110% of the costs expended by Participant to drill, complete and connect such Commercial Well (“Payout”).  Participant agrees to deliver a recordable assignment of such interest to GWPC within ten (10) days of each Payout, free and clear of any liens and encumbrances not filed of record prior to Participant’s receipt of such Assignment.  In the event GWPC owned less than 95.75% of the working interest in and to the interests originally assigned to Participant pursuant to Section 8.1, and such Defect has been waived by Participant, the interest assigned to GWPC as set forth in this Section 8.2 shall be proportionately reduced.

Leasehold Burdens

8.3                   It is hereby understood and agreed between the Parties that each Assignment and this Agreement are subject to the terms and conditions of the Lease.  The Parties understand and agree that the Lease is subject to royalty burdens equalling 28% and Participant hereby agrees to assume its proportionate share of such royalty burdens (but not more than 28%). In the event the royalty burdens exceed 28%, and Participant has waived such Defect, Participant shall assume its proportionate share of such royalty burdens.

ARTICLE 9

REPRESENTATIONS

Representations and Warranties of GWPC

9.1                   GWPC represents and warrants to Participant on the date hereof and as of the Closing as follows:

(a)           GWPC is a corporation duly formed and validly existing under the laws of Nevada and is duly qualified to do business in the State of Texas;

(b)           GWPC has all requisite power and authority to own the assets owned by it, to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by GWPC, the performance by GWPC of all obligations to be performed by it and the consummation by GWPC of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on behalf of GWPC.  This Agreement has been duly executed and delivered by GWPC and constitutes the valid and binding obligation of GWPC, enforceable against GWPC in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(c)           there is no demand, action, suit, arbitration, proceeding or governmental authority investigation against GWPC that has been served on GWPC or to the best of GWPC’s knowledge, pending or threatened against GWPC, if determined adversely to GWPC, could have a material adverse effect on the value or operation of the subject interests upon or after the Effective Date or that challenges or may have the effect of delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement;

(d)           the execution and delivery of this Agreement by GWPC does not, and the fulfillment and compliance with the provisions of this Agreement and the consummation by GWPC of the transactions contemplated herein will not:

(i)             violate or conflict with any provision of the articles or  bylaws (or similar organizational documents) of GWPC;

(ii)            require any filing or registration by GWPC with, or any permit, consent or approval for GWPC from, any governmental authority (assuming receipt of all consents and approvals of governmental authorities and other third persons customarily obtained, or not required to be obtained until, after the sale or transfer of title, operatorship or control); or

(iii)           conflict with, result in a breach of, constitute a default under, constitute an event that with notice or lapse of time would constitute a default under, accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any order, judgment or decree of any governmental authority;

(e)           neither GWPC nor any of its related persons has incurred any obligation or liability (direct, contingent or otherwise) for brokers’ fees, finders’ fees, agents’ commissions or other similar compensation in connection herewith for which Participant has any responsibility;

(f)           there are no bankruptcy, reorganization or liquidation proceedings served on or being contemplated by GWPC or, to the best of GWPC’s knowledge, pending or threatened against GWPC;

(g)           to the best of GWPC’s knowledge, the Lease is full force and effect, there have not been any operations on the Lease and there are no unplugged wells located on the lands covered by the Lease;

(h)           the Lease and/or the production obtained therefrom is not subject to nor will be subject to any hydrocarbon purchase or sale agreements that are neither terminable, without penalty, upon seventy (70) days’ notice or less;

(i)            at Closing, all consents to assign the interests in and to the Lease to Participant will have been obtained;

(j)           except for the Permitted Encumbrances described in Exhibit “C” attached hereto, GWPC has not encumbered the Lease in favour of a financial institution or any lender; and

(k)           the outstanding 4.25% working interest in the Lease are a carried working interests held by Caskids in the amount of 3.50% and Ben Carter, an individual, in the amount of 0.75%.

Representations and Warranties of Participant

9.2                   Participant and Parent, as applicable, each represent and warrant to GWPC on the date hereof and as of the Closing as follows:

(a)           Participant is a limited liability company duly formed and validly existing under the laws of Nevada and will be duly qualified to do business in the State of Texas by Closing;

(b)           Parent is a corporation duly formed and validly existing under the laws of British Columbia, Canada, is duly qualified to do business in the State of Texas, is listed on and in good standing with the TSX Venture Exchange, and is not aware of or has not been notified of any investigations into or violation of TSX Venture Exchange rules, or other regulatory or governmental investigations or violations which, if determined adversely to Parent could reasonably be anticipated to have a material adverse effect on the transactions contemplated by this Agreement.

(c)           Participant has all requisite power and authority to own interests in and to the Lease, to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Participant, the performance by Participant of all obligations to be performed by it and the consummation by Participant of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on behalf of Participant.  This Agreement has been duly executed and delivered by Participant and constitutes the valid and binding obligation of Participant, enforceable against Participant in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(d)           there is no demand, action, suit, arbitration, proceeding or governmental authority investigation against Participant that has been served on Participant or to the best of Participant’s knowledge, pending or threatened against Participant, if determined adversely to Participant, that challenges or may have the effect of delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement;

(e)           the execution and delivery of this Agreement by Participant does not, and the fulfillment and compliance with the provisions of this Agreement and the consummation by Participant of the transactions contemplated herein will not:

(i)           violate or conflict with any provision of the articles or  bylaws (or similar organizational documents) of Participant;

(ii)           require any filing or registration by Participant with, or any permit, consent or approval for Participant from, any governmental authority except the TSX Venture Exchange (assuming receipt of all consents and approvals of governmental authorities and other third persons customarily obtained, or not required to be obtained until, after the sale or transfer of title, operatorship or control); or

(iii)          conflict with, result in a breach of, constitute a default under, constitute an event that with notice or lapse of time would constitute a default under, accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any order, judgment or decree of any governmental authority;

(f)            neither Participant nor any of its related persons has incurred any obligation or liability (direct, contingent or otherwise) for brokers’ fees, finders’ fees, agents’ commissions or other similar compensation in connection herewith for which GWPC has any responsibility;

(g)           there are no bankruptcy, reorganization or liquidation proceedings served on or being contemplated by Participant or, to the best of Participant’s knowledge, pending or threatened against Participant;

(h)           Participant has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of this investment and is in a position to bear the economic risks of this investment.  Participant understands and agrees that oil and gas exploration, development and production activities inherently involve highly speculative activities in which results cannot be predicted and which necessarily involve risk of loss which not limited the anticipated AFEs in this project; and

(i)            Participant represents that it has (or will have at Closing) the financial ability and available funds to pay the Prospect Generation Fee and its share of AFE costs for the Initial Well, and Participant shall have the financial ability and available funds to pay the Option Fee as of Closing.

Acknowledgements of Participant

9.3                   Participate acknowledges:

(a)           that no guaranty of production or rate of production or return has been made to Participant and that it is not relying upon any such guaranty or representation in the purchase of the interest covered hereby;

(b)           that this Agreement and any interest acquired hereunder has not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state.  Participant hereby acknowledges that it is a “sophisticated investor” under the rules and regulations of the Security and Exchange Commission (“SEC”) and hereby releases GWPC and any of its representatives, agents or associates from any and all claims that it may make under SEC rules and regulations;

(c)           that Participant or its agents or representatives have had access to and an opportunity to inspect certain information and data related to geological aspects of the interest to be acquired hereunder which it deemed necessary to make an informed investment judgment with respect to such interest and that it has such knowledge and experience in financial and business matters in general and investments in particular, including investments in the oil and gas exploration and production industry, as to be capable of evaluating the merits and risks of this Agreement and any interest acquired hereunder;

(d)           that Participant has or will have performed prior to Closing its due diligence to verify the information provided, including information on maps and schedules to verify the accuracy thereof.  GWPC nor any of its representatives, agents or associates, does not warrant the accuracy of the information presented to the Participant on the maps or otherwise;

(e)           that Participant was provided information in connection with its participation in this project.  Any reserve estimates, price forecasts, expense forecasts, exploration success predictions or similar information or statements made to Participant, either verbal or in writing, to assist it in evaluating its participation in this venture are estimates only.  Actual results may vary materially from prediction.  Information obtained from numerous third party sources was used to prepare the materials presented on this project.  Neither GWPC, nor any of its representatives, agents or associates, does or can guarantee the accuracy of the information or the interpretations derived therefrom as presented to assist Participant in its review of this project.  As to the interest acquired by Participant herein, GWPC, its representatives, agents or associates, shall not be held liable for any loss, costs, damages or expenses, including but not limited to, well drilling, completion or other costs resulting from decisions made based upon presentation materials made from this data or information, whether incomplete, in error or otherwise.  Participant hereby represents that it has either independently verified any and all data and interpretations presented to it by GWPC, its representatives, agents and associates, or that it accepts the interpretations and data presented to it by GWPC with the full knowledge that the information or interpretations derived therefrom may vary materially from actual facts;

(f)            that Participant has read and understands the geologic/geophysical reports and/or diagrams concerning the above prospect and that it is purchasing this interest for its sole ownership and not for resale; and

(g)           although GWPC represents the data provided to Participant is correct to the best of its knowledge it may not be complete to the extent of satisfying Participant in its evaluation of the prospect.  Participant realizes and agrees that geological, geophysical, technical and other data provided by GWPC may not be up to date, complete or correct.  Participant further agrees to conduct its own research on the above mentioned prospect and will hold GWPC its affiliates, representatives or agents harmless from any omissions or errors regarding the geology, geophysical, technical and other data furnished by either GWPC its affiliates, representatives or agents.

Participant May Rely on Representations

9.4                   Notwithstanding Section 9.3, and subject to the limitations set forth in this Agreement, including without limitation Section 11.15, Participant is expressly entitled to rely on the representations and warranties by GWPC expressly set forth in Section 9.1 and the Special and Limited Title Warranty in Article 8 and shall be entitled to all available recourse should any of such representations or warranties be inaccurate.

ARTICLE 10

OPTION TO PARTICIPATE IN FUTURE WELLS

Priority of Drilling of Wells

10.1                 GWPC agrees that no other wells shall be proposed for or drilled on the Lease prior to the completion of the drilling of the Prospect Wells and any Replacement Wells therefor.

Option Wells

10.2                 In addition to the right of the Participant to participate in the Prospect Wells, GWPC hereby grants to the Participant the option to participate, on a well-by-well basis, in each subsequent well covered by the Lease, including but not limited to, those wells identified in the NI 51-101  (the “Option Wells”), on the same terms as its participation in subsequent Prospect Wells under this Agreement.

Option Fee

10.3                 The consideration for the grant of the option by GWPC to the Participant to participate in the Option Wells is three million seven hundred thousand dollars ($3,700,000) (the “Option Fee”) payable by the Participant.

Payment of Option Fee at Closing

10.4                 The Parties agree that the Participant will pay directly to Metage Funds Limited and NCIM Limited the Option Fee by wire transfer or other immediately available funds on or before Closing and that such payment(s) will be on behalf of GWPC for the release of the Permitted Encumbrances.

Release of Permitted Encumbrances

10.5                 Provided that the Participant pays the Option Fee described in Section 10.4, GWPC will cause to be released the Permitted Encumbrances on Closing. Such releases shall be in a form acceptable to Participant (the “Releases”).

Procedure for Option Wells

10.6                 Provided that Participant has paid the Option Fee pursuant to Section 10.4, GWPC will provide written notice to Participant of each proposal to drill an Option Well and for each such Option Well, Participant shall forward to GWPC a notice in writing within fifteen (15) days of receipt of such proposal indicating whether or not Participant elects to exercise its option and participate in the drilling thereof.  Each Option Well Participant elects to participate in shall be treated as a subsequent Prospect Well, and shall be subject to the terms and conditions of the JOA.

ARTICLE 11

MISCELLANEOUS

Notices

77.1                All notices and other communication required, permitted or desired to be given hereunder must be in writing and sent to the appropriate addresses below by (a) pre-paid U.S. registered or certified mail, (b) hand delivery, (c) facsimile (telecopier), or (d) electronic mail transmission (provided that any facsimile or electronic mail transmission shall be followed within one (1) business day by pre-paid U.S. registered or certified mail or by hand delivery).  Any such notice or communication shall be deemed given and received effective upon actual receipt by the addressee; nonetheless, if such date is not a business day, then such notice or communication shall be deemed given and received on the next date that is a business day.

(a)           If to GWPC:

Gulf Western Petroleum Corporation
4801 Woodway Drive, Suite 306W
Houston, Texas 77056

(713) 355-7001 (phone)
(713) 976-3798 (fax)

Attention: M. Milton Cox
milton.cox@comcast.net

With a copy to:

Porter & Hedges LLP
1000 Main Street, 26th Fl.
Houston, TX  77002

(713) 226-6694 (phone)
(713) 226-6294 (fax)

Attention: Matthew R. Reynolds
mreynolds@porterhedges.com

(b)	If to Participant:

Amerpro Industries US Ltd.
1000, 250 – 2nd Street SW
Calgary, Canada T2P 0C1

(403) ◆ (phone)
(403) ◆ (fax)

Attention: Dan Jabour
djabour@shaw.ca

With a copy to:

Amerpro Industries Inc.
1708 West 6th Avenue
Vancouver, Canada V6J 5E8

(604) ◆ (phone)
(604) ◆ (fax)

and

Lang Michener LLP
1500-1055 West Georgia Street
Vancouver, Canada V6E 4NY

(604) 689-9111 (phone)
(604) 685-7084 (fax)

Attention:  Desmond Balakrishnan
dbalakrishnan@lms.com

(c)           If to Operator:

Caskids Operating Company
3637 W. Alabama Street
Houston, Texas  77027-5902

(403) ◆ (phone)
(403) ◆ (fax)

Attention: Michael Caswell
◆

Each Party may change its address by notifying the other Party in writing in accordance with this Section 11.1.

Public Announcements

11.2                To the extent possible and practicable, GWPC and Participant shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated hereby.  Except as may be required by applicable laws or the applicable rules or regulations of any governmental authority or stock exchange, neither Participant nor GWPC shall issue any such press release or formal public announcement without the prior consent of the other Party.  Notwithstanding the foregoing, GWPC understands and acknowledges that the Participant is listed on the TSX Venture Exchange and has on-going public disclosure obligations that include the requirement to seek the approval for the transactions contemplated hereunder from the TSX Venture Exchange and to disclose material information relative to this Agreement.  No advance consultation with or approval from GWPC is required for such disclosures.

Amendments

11.3                No amendment to this Agreement shall be effective or binding on a Party unless the same shall be in writing and signed by that Party.

Governing Law

11.4                This Agreement, each Assignment and all other documents executed pursuant hereto and any claims based on, related to or arising out of (in whole or in part in any way) this Agreement, the Lease, any assignment or any other document executed pursuant hereto shall be governed by and construed under the laws of the State of Texas (excluding any choice-of-laws or conflict-of-laws rules that may direct the application of the laws of another jurisdiction).

No Partnership Created

11.5                The arrangement created by and between Participant and GWPC as a result of this Agreement shall not be considered a partnership or joint venture.  All obligations and liabilities hereunder, except as herein expressly provided to the contrary, shall be several and not joint or collective.  While it is understood that the rights, obligations and liabilities hereunder are several, and not joint, if for federal tax purposes, this Agreement or the relationship established thereby shall be regarded as a partnership, then each party elects not to be treated as partners, and this Agreement and the relationship created thereby does not constitute a partnership under the Internal Revenue Code (the “Code”) and, each party specifically elects to be excluded from the application of all sections of Sub-Chapter K of the Code.

Successors and Assigns

11.6                This Agreement shall be binding upon the Parties and their respective successors and assigns.  This Agreement shall inure solely to the benefit of GWPC and its successors and assigns and Participant and its successors and assigns.  Before Closing, neither Party shall transfer to any third person without the prior written consent of the other party any right, title or interest in or to any portion of this Agreement or the Lease.

No Third Person Beneficiaries

11.7                 Nothing in this Agreement, express or implied, shall entitle any person (other than GWPC or its successors or assigns or Participant or its permitted successors or assigns or, solely to the extent expressly provided for in Article 7 and subject to all other limitations herein, Participant’s other related persons or GWPC’s other related persons) to any claim, remedy or right of any kind whatsoever.

Execution in Counterparts

11.8                This Agreement may be executed in multiple originals or counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same valid and binding agreement.

Entire Agreement

11.9                This Agreement (together with the exhibits hereto) supersedes all prior and contemporaneous negotiations, understandings, discussions and agreements (whether oral, written or otherwise) between Participant and GWPC relating to the Lease and constitutes the entire understanding and agreement between them with respect to same.

Expenses of Agreement

11.10                      Each Party shall be solely responsible for all expenses incurred by it in connection with the negotiation, execution and delivery of, and the transactions contemplated by, this Agreement (including without limitation fees and expenses of its agents, brokers, representatives, counsel, accountants and consultants).

Exhibits

11.11                      All exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

Severability

11.12                      If any provision of this Agreement is held to be illegal, or unenforceable under present or future laws, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never compromised a part hereof; and the remaining provisions hereof shall remain in full force and affect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance therefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Disputes

11.13                      In the event that a dispute arises between Participant and GWPC in connection with or as a result of this Agreement, the Parties agree that said dispute shall be resolved by arbitration.  Arbitration shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration (“CPR Rules”) then currently in effect and, unless otherwise agreed among the Parties to the dispute, shall be presided over by a single arbitrator knowledgeable in the oil and gas industry. The arbitrator will be appointed pursuant to the CPR Rules.  The venue of the arbitration hearing shall be Houston, Texas.  The arbitrator does not have jurisdiction to award damages in excess of compensatory damages, and each Party expressly waives and forgoes any right to indirect, consequential, incidental, special, punitive, exemplary or similar damages.  The arbitrator may impose the costs of the arbitration proceedings, including reasonable attorney fees, upon the losing Party, or divide such costs between or among the Parties on any terms that they deem to be just, fair and equitable.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and by Texas law.  The decision of the arbitrator on any claim(s) submitted by the Parties shall be final and binding, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Currency

11.14                      All references to currency are in United States dollars.

Limitation on Rights

11.15                      In no event shall any Party be liable to any other party for any of such other party’s consequential, special, exemplary or punitive damages in any way arising out of or in connection with this Agreement or the Lease, regardless of whether the legal theory of liability for such damages arises in breach of contract, tort, under statute or any other theory of legal liability.

Further Assurance/ Parent Guarantee

11.16                      The Parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.  Amerpro Industries Inc., as Parent of Participant, hereby unconditionally, absolutely, and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of all monies when due and performance in full of the all obligations of Participant hereunder, in each case strictly in accordance with the terms hereof. In furtherance of the foregoing and not in limitation of any other right that GWPC may have at law or in equity against Parent by virtue hereof, Parent agrees that upon failure of Participant to pay any obligations when and as the same shall become due, Parent will, without any demand or notice whatsoever, forthwith pay or cause to be paid to GWPC or Operator, as the case may be, in cash in immediately available funds, an amount equal to the unpaid amount of such obligations.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been duly executed on this ◆ day of ◆, 2008.

AMERPRO INDUSTRIES US LTD.

Per:	/ s / Dan Jabour
Authorized Signatory

AMERPRO INDUSTRIES INC.

Per:	/ s / Dan Jabour
Authorized Signatory

GULF WESTERN PETROLEUM CORPORATION

Per:	/ s / Wm. M. Cox
Authorized Signatory

CASKIDS OPERATING COMPANY

Per:	/ s / Michael Caswell
Authorized Signatory

EXHIBIT “A”

Attached to and made a part of that certain Participation and Exclusivity Agreement, dated June 10, 2008, among Gulf Western Petroleum Corporation, Amerpro Industries US Inc., and Caskids Operating Company.

1.           Wells

WELL NAME	PRODUCING HORIZON	UNIT SIZE

ANDERSON NO. 1	Middle Wilcox	40 Acre Unit

ANDERSON NO. 2	Middle Wilcox	40 Acre Unit

ANDERSON NO. 3	Middle Wilcox	40 Acre Unit

ANDERSON NO. 4	Middle Wilcox	40 Acre Unit

2.           Lease

Oil and Gas Lease dated September 1, 2006, as amended to extend the primary term to August 31, 2008, between Arthur A. Anderson, Sr. and wife, Mary Lou Anderson, and Mark N. Anderson and wife, Rebecca M. Anderson, as Lessors, and CODEAMERICA INVESTMENTS, L.L.C., as Lessee, dated September 1, 2006, a Memorandum of Oil and Gas Lease recorded in Volume 674, Page 897 in the Official Records of Wharton County, Texas; said Lease identifies a certain 418.015-acre area of land within the A. Edgar Survey, A-93, in said County and State, being the lands covered by said Oil and Gas Lease.  As assigned by Lessee to Wharton Resources LP, a wholly owned limited partnership of Gulf Western Petroleum Corporation.

EXHIBIT “B”

JOINT OPERATING AGREEMENT

[EXECUTED TO BE INSERTED]

EXHIBIT “C”

PERMITTED ENCUMBRANCES

That certain Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated effective September 10, 2007 from Gulf Western Petroleum, LP as Mortgagor, to Thomas J. Perich, Trustee, for the benefit of Metage Funds Limited, as Collateral Agent, securing certain indebtedness from Metage Funds Limited and NCIM Limited, as recorded in Volume 714, Page 86, Document # 275932 of the Official Records of Wharton County, Texas.